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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File Number 021833

                          ELITE COMPUTER SERVICES, INC.
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             (Exact name of registrant as specified in its charter)

       3545 Cruse Road, Suite 301, Lawrenceville, GA 30244 (770) 923-9291
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                     Common
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            (Title of each class of securities covered by this Form)

                                      None
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                   (Titles of all other classes of securities
     for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ ]                 Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii)  [X]                 Rule 12h-3(b)(1)(ii) [X]
     Rule 12g-4(a)(2)(i)   [ ]                 Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 512

     Pursuant to the requirements of the Securities Exchange Act of 1934 Elite Computer Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 4, 1997            By: /s/ Eric P. Littman
      ----------------                ------------------------------
                                          Eric P. Littman, Counsel